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                                                                    Exhibit 99.1

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
                          COMPANY CONTACT:           Vion Pharmaceuticals, Inc.
                                                     Steven H. Koehler, CFO
                                                     (203) 498-4210 ph

         FINANCIAL COMMUNICATIONS CONTACT:           Weber Shandwick Worldwide
                                                     Sue L. Yeoh (investors)
                                                     (646) 658-8375 ph
                                                     Rubenstein Associates
                                                     Robin Wagge (media)
                                                     (212) 843-8006 ph
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VION PHARMACEUTICALS ANNOUNCES OFFERING

NEW HAVEN, CT, August 10, 2001 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) today announced that it has entered into an agreement to sell 2,500,000 shares of its common stock at $5.00 per share in a public offering. The managing underwriters of the offering are Gerard Klauer Mattison & Co., Inc. and C.E. Unterberg, Towbin. The underwriters have the option to purchase up to 375,000 additional shares at any time during the next 30 days. These shares were offered pursuant to a shelf registration statement (Registration No. 333-58206) declared effective on June 26, 2001. Vion expects to use the net proceeds of the offering, approximately $11.4 million, to fund research and clinical development activities, manufacturing development and drug discovery, working capital and general corporate purposes.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors, currently in Phase I trials; Triapine(R), a potent inhibitor of a key step in DNA synthesis and repair, currently in Phase I combination studies and Phase II single agent trials; and VNP40101M, a unique DNA alkylating agent currently in Phase I clinical trials. A copy of the prospectus relating to the offering may be obtained from Gerard Klauer Mattison, 529 Fifth Avenue, New York, New York 10017, attention Kate Schuster.

Statements included in this press release which are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions, including with respect to the use of proceeds, are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' Registration Statement on Form S-3 (file no. 333-58206) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from developing or marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.